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                                                                    EXHIBIT 99.1


                              [KINDER MORGAN LOGO]

Larry Pierce                                       Irene Twardowski Broussard
Media Relations                                    Investor Relations
(713) 369-9407                                     (713) 369-9490
                                                   www.kindermorgan.com


                      KINDER MORGAN MANAGEMENT SHAREHOLDERS
                     APPROVE ELIMINATION OF EXCHANGE FEATURE

HOUSTON, July 23, 2002 - A special meeting of shareholders of Kinder Morgan Management, LLC (NYSE: KMR) was held on July 23, 2002, for the purpose of considering and voting upon a proposal to eliminate the exchange feature of KMR's shares by amending its limited liability company agreement. Approximately 90 percent of those who voted approved the proposal to eliminate the exchange feature. Of the approximately 24.8 million KMR shares that could vote at the meeting, 17,469,749 were voted in favor of the proposal and 1,949,722 shares were voted against the proposal, while holders of 49,812 shares abstained and there were 5,345,513 broker non-votes. The amendment to KMR's limited liability company agreement eliminating the exchange feature will be effective at the close of business today, July 23, 2002. Kinder Morgan, Inc. (NYSE: KMI), the issuer of the exchange feature, will issue to each KMR shareholder .09853 shares of KMI common stock for each 100 KMR shares held of record by such shareholder at the close of business today, July 23, 2002. KMI will pay cash in lieu of fractional shares. KMR shareholders do not need to send in their KMR shares or take any other action to receive the KMI common stock or cash in lieu of fractional shares.

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